Fortune Brands Names Jonathan Baksht Executive Vice President and Chief Financial Officer; Sets Date for First Quarter 2025 Earnings Announcement and Investor Conference Call

DEERFIELD, Ill. – April 3, 2025 - Fortune Brands Innovations, Inc. (NYSE: FBIN or “Fortune Brands” or the “Company”), an industry-leading innovation company whose purpose is to elevate every life by transforming spaces into havens, today announced that Jonathan Baksht was appointed by the Board of Directors to serve as Executive Vice President and Chief Financial Officer beginning May 5, 2025.

Baksht is a proven leader with nearly a decade of public company CFO experience gained at two separate businesses. With an established track record in financial leadership and a deep understanding of market dynamics, he is well positioned to drive forward the Company’s financial strategy.

As CFO of Fortune Brands, Baksht will be responsible for leading the Company’s financial planning to support its biggest growth opportunities, managing the Company’s strong cash flow and balance sheet, and ensuring accurate financial reporting. He will oversee all finance functions, including accounting, financial planning and analysis, investor relations, treasury, tax and internal audit.

“I am excited to have Jon join Fortune Brands at this important stage of our transformation. As an experienced CFO, he will be able to hit the ground running as a strategic partner for our business and ensure continuity in our existing initiatives and strategic priorities. Jon is a results-focused leader, and I am confident he will play an integral role in how Fortune Brands will deliver growth and long-term shareholder value,” said Fortune Brands Chief Executive Officer Nicholas Fink.

Baksht’s predecessor, David Barry, will continue in his current role as President of Security and Connected Products and will be working with Baksht to ensure an effective transition.

Most recently, Baksht served as Chief Financial Officer of Pactiv Evergreen, a leading manufacturer of fresh food and beverage packaging in North America. Before that, he was Executive Vice President and Chief Financial Officer at Valaris, a global offshore drilling contractor. Prior to assuming the CFO role in 2015, he held key leadership positions at Valaris including Vice President, Finance and Vice President, Treasurer. Before joining Valaris in 2013,

Baksht spent seven years in investment banking with Goldman Sachs and began his career as a management consultant with Andersen Consulting.

Baksht holds a Bachelor of Science in Electrical Engineering with High Honors from the University of Texas at Austin and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Earnings Advisory

Fortune Brands will release first quarter 2025 financial results after the market closes on Tuesday, May 6, 2025. At 5:00 p.m. ET, the Company will host its investor conference call to discuss first quarter results. Baksht will join Fink and Barry on the investor call.

A live internet audio webcast of the conference call will be available on the Fortune Brands website at https://ir.fbin.com/upcoming-events. It is recommended that listeners log on at least 10 minutes prior to the start of the call. A recorded replay of the call will be made available on the Company’s website shortly after the call has ended.

About Fortune Brands Innovations

Fortune Brands Innovations, Inc. is an industry-leading innovation company dedicated to creating smarter, safer and more beautiful homes and improving lives. The Company’s driving purpose is to elevate every life by transforming spaces into havens.

The Company is a brand, innovation and channel leader focused on exciting, supercharged categories in the home products, security and commercial building markets. The Company’s portfolio of brands includes Moen, House of Rohl, Aqualisa, SpringWell, Therma-Tru, Larson, Fiberon, Master Lock, SentrySafe and Yale residential.

Fortune Brands is headquartered in Deerfield, Illinois and trades on the NYSE as FBIN. To learn more, visit www.FBIN.com.

Source: Fortune Brands Innovations, Inc.

INVESTOR AND MEDIA CONTACT:

Leigh Avsec

847-484-4211

Investor.Questions@fbin.com